Exhibit 99.1

Intellicheck Appoints Fintech Expert and Banking Veteran to

Board of Directors Supporting Strategic Vision for Growth

MELVILLE, NEW YORK – September 19, 2022 - Intellicheck, Inc. (Nasdaq: IDN), an industry-leading identity company delivering on-demand digital and physical identification validation solutions, today announced the appointment of Dondi Black and Greg Braca to the company’s board of directors. Black is Senior Vice President, Chief Product Officer at TSYS. Braca is the former CEO and president of TD Bank.

“We are very excited to add Dondi Black and Greg Braca to our board of directors. Their deep fintech and banking knowledge and experience make them valuable additions to the Board. We are confident they will make important contributions in support of the Company’s strategic vision for continued growth as the Company continues its focus on furthering adoption of our innovative technology solutions across key market verticals,” said Chairman of the Board Guy L. Smith.

Dondi Black is Chief Product Officer at TSYS, a Global Payments company. In that capacity, she leads global product strategy and commercialization, as well as strategic partnerships. Black will draw on her 30 years of in-depth experience leading innovation and transformations in banking and payments, wealth, fraud and risk, and compliance in her position on the board of directors.

Greg Braca is the former President and CEO of TD Bank, one of the 10 largest banks in the U.S. He served as Chief Operating Officer and Head of Corporate and Specialty Banking for the bank prior to his ascending to his role as President and CEO. Braca brings more than 30 years of extensive banking experience to his position on the board of directors.

Both appointments became effective September 14, 2022.

Contact

Investor Relations: Gar Jackson (949) 873-2789

Media and Public Relations: Sharon Schultz (302) 539-3747

About Intellicheck

Intellicheck (Nasdaq: IDN) is an identity company that delivers on-demand digital identity validation solutions for KYC, fraud, and age verification needs. Intellicheck validates both digital and physical identities for financial services, fintech companies, BNPL providers, e-commerce, and retail commerce businesses, law enforcement and government agencies across North America. Intellicheck can be used through a mobile device, a browser, or a retail point-of-sale scanner. For more information on Intellicheck, visit us on the web and follow us on LinkedIn, Twitter, Facebook, and YouTube.